Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Compass Therapeutics, Inc. (the “Company”) of our report dated March 5, 2021 on our audits of the consolidated financial statements of Compass Therapeutics, Inc. and Subsidiaries as of December 31, 2020 and 2019 and for the years then ended, which report is included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts.”

/s/ CohnReznick LLP

Hartford, Connecticut

July 9, 2021